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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number 333-41837

                              CLYDE COMPANIES, INC.
             (Exact name of registrant as specified in its charter)

                             252 West Center Street
                                Orem, Utah 84057
                                 (801) 802-6900
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                           Common Stock, no par value
            (Title of each class of securities covered by this Form)

                                      None
                  (Title of all other classes of securities for
                       which a duty to file reports under
                         Section 13(a) or 15(d) remains)

                Please place an X in the box(es) to designate the
                  appropriate rule provision(s) relied upon to
                 terminate or suspend the duty to file reports:


  Rule 12g-4(a)(1)(i)       [   ]             Rule 12h-3(b)(1)(ii)      [   ]
  Rule 12g-4(a)(1)(ii)      [   ]             Rule 12h-3(b)(2)(i)       [   ]
  Rule 12g-4(a)(2)(i)       [   ]             Rule 12h-3(b)(2)(ii)      [   ]
  Rule 12g-4(a)(2)(ii)      [   ]             Rule 15d-6                [ X ]
  Rule 12h-3(b)(1)(i)       [ X ]

Approximate number of holders of record as of the certification or notice date: 190

Pursuant to the requirements of the Securities Exchange Act of 1934, Clyde Companies, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:     June 9, 1999           By:     /s/ Richard C. Clyde
      ---------------------         -------------------------------------
                                    Richard C. Clyde
                                    President and Chief Executive Officer